Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Number 333-231727

The Kroger Co.

Pricing Term Sheet
Dated April 21, 2020

Issuer:	The Kroger Co.

Security Type:	Senior Notes

Trade Date:	April 21, 2020

Settlement Date:	April 28, 2020 (T+5)

Denominations:	$2,000 x $1,000

Ratings (Moody’s / S&P)*:	Baa1 / BBB

Principal Amount:	$500,000,000

Maturity Date:	May 1, 2030

Coupon:	2.200%

Benchmark Treasury:	UST 1.500% due February 15, 2030

Benchmark Treasury Price / Yield:	108-26+ / 0.574%

Spread to Benchmark Treasury:	T + 165 basis points

Yield to Maturity:	2.224%

Price to Public:	99.786% of the principal amount

Interest Payment Dates:	May 1 and November 1, commencing on November 1, 2020

Optional Redemption Provisions:

Make-whole Call:	Treasury Rate plus 25 basis points (prior to February 1, 2030)

Par Call:	On or after February 1, 2030 (three months prior to maturity)

CUSIP/ISIN:	501044 DP3 / US501044DP37

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. U.S. Bancorp Investments, Inc. Mizuho Securities USA LLC PNC Capital Markets LLC Wells Fargo Securities, LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Siebert Williams Shank & Co., LLC

SunTrust Robinson Humphrey, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

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